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EXHIBIT 20.10
                  REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the "Agreement") is made and entered into as of this 17th day of October, 2000, by and among EZConnect, Inc., a Nevada corporation (the "Company"), Kevin S. Hamilton and Claudia K. Hamilton, as Trustees of the Hamilton Family 1998 Trust dated July 10, 1998, SSMB Holdings, LLC, a Nevada limited liability company, Norman R. and Kay G. Hamilton, Kelly
D. and Gay Lynn K. Johnson, Michael R. Lewellen, M.G. Meador, Jr., Mark E. Olsen, Lyle M. Schoenborn, and Robert S. Turley, Jr. (collectively, the "Shareholders").

                             RECITALS

A. Pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 8, 2000, as amended, among the Company, EZConnect Merger Co., and Encore Wireless, Inc., the Company will acquire Encore Wireless, Inc. by merger with EZConnect Merger Co. in exchange for cash and 2,500,000 shares of the Company's Series A preferred stock (the "Preferred Stock"). The Company will also repay certain notes issued by Encore Wireless, Inc.'s wholly-owned subsidiary in exchange for cash and 80,042 shares of the Company's common stock (the "Common Stock").

B. As a part of the transactions contemplated by the Merger Agreement, the Company desires to grant certain registration rights to the holders of (i) the shares of Common Stock issued on conversion of the shares of Preferred Stock issued in connection with the Merger Agreement, and (ii) the shares of Common Stock issued in connection with the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

                            AGREEMENT

1. DEFINITIONS. Unless the context requires otherwise, the following underlined terms shall have the following respective meanings:

1.1  Agreement.  This Registration Rights Agreement.

1.2  Common Stock.  The Company's common stock, par value $.001 per share.

1.3  Company.  EZConnect, Inc., a Nevada corporation.

1.4  Exchange Act.  The Securities Exchange Act of 1934, as amended.

1.5 Merger Agreement. That certain Agreement and Plan of Merger, dated as of July 8, 2000, as amended, among the Company, EZConnect Merger Co., and Encore Wireless, Inc.

1.6 Preferred Stock. The Company's Series A preferred stock, par value $.001 per share.

1.7 Registration Expenses. All expenses of registration, including but not limited to registration and filing fees, including filing fees for NASDAQ and all stock exchanges on which the Common Stock is traded, fees and expenses of complying with the Securities Laws, printing expenses, transfer agent fees, and the fees and expenses of the Company's independent certified public accountants, the Company's investment banker and underwriter, and the

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Company's legal counsel, but excluding the Selling Shareholders' brokerage fees, underwriting fees and discounts, transfer taxes, if any, and the fees and expenses of the Selling Shareholders' legal counsel.

1.8  SEC.  The United States Securities and Exchange Commission.

1.9  Securities Act.  The Securities Act of 1933, as amended.

1.10 Securities Laws. The Securities Act, the Exchange Act, and all applicable state securities laws, and all rules and regulations promulgated thereunder.

1.11 Selling Shareholder. With respect to any registration statement, any Shareholder whose Shares are included therein.

1.12 Shareholders. Kevin S. Hamilton and Claudia K. Hamilton, as Trustees of the Hamilton Family 1998 Trust dated July 10, 1998, SSMB Holdings, LLC, a Nevada limited liability company, Norman R. and Kay G. Hamilton, Kelly D. and Gay Lynn K. Johnson, Michael R. Lewellen, M.G. Meador, Jr., Mark E. Olsen, Lyle M. Schoenborn, and Robert S. Turley, Jr.

1.13 Shares. The shares of Common Stock issued on conversion of the shares of Preferred Stock issued in connection with the Merger Agreement, and the shares of Common Stock issued in connection with the Merger Agreement

2.   GRANT OF REGISTRATION RIGHTS.

2.1 Registration Rights. The Company hereby grants the Shareholders unlimited incidental registration rights with respect to the Shares on the terms and conditions set forth in Section 3 of this Agreement. The Company hereby grants the Shareholders one (1) demand registration right with respect to the Shares on the terms and conditions set forth in Section 4 of this Agreement.

2.2 Expenses. The Company shall pay all Registration Expenses. The Selling Shareholders shall pay all brokerage fees, underwriting fees and discounts, transfer taxes, if any, and the fees and expenses of the Selling Shareholders' legal counsel in connection with the registration and sale of the Shares.

2.3 Term. The incidental registration rights shall become effective on July 17, 2001, and shall continue through July 17, 2004. The demand registration right shall become effective on July 17, 2002, and shall continue through July 17, 2004.

3.   INCIDENTAL REGISTRATION RIGHTS.

3.1 Notice of Registration; Registration. Whenever during the effective period of the incidental registration rights as set forth in Section 2.3 of this Agreement the Company proposes to file a registration statement under the Securities Act in connection with a public offering of shares of Common Stock (other than in connection with any merger, acquisition, exchange offer, dividend reinvestment plan, employee benefit plan, or stock option plan), the Company shall give the Shareholders written notice of such intention at least forty-five (45) days prior to the anticipated filing date. The Company shall include in such registration statement all Shares requested to be so included by the Shareholders upon written notice to the Company within thirty (30) days of the Company's notice. The Selling Shareholders shall be required to sell their Shares on the same terms and conditions as all other shares of Common Stock being offered in such registration statement.

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3.2  Holdback.  If the Company is advised in writing by the lead underwriter in an underwritten offering that in the reasonable judgment of such underwriter the number of shares of Common Stock for which incidental registration is requested pursuant to this Agreement or any other grant of incidental registration rights by the Company cannot be sold without impairing the ability to complete the pre-established plan for distribution of the Common Stock whose registration gave rise to the registration statement (the grounds for which shall be confidentially disclosed to the Selling Shareholders), then the number of Shares to be sold by each Selling Shareholder shall be reduced. The number of Shares to be sold by each Selling Shareholder shall be reduced by a number that is the product of the number of Shares requested to be sold by such Selling Shareholder multiplied by a fraction, the numerator of which is the total number of shares by which the registration statement is to be reduced, and the denominator of which is the total number of shares requested to be sold by such Selling Shareholder and all other shareholders exercising incidental registration rights pursuant to any grant of incidental registration rights by the Company; provided that a Selling Shareholder shall not be required to reduce the number of Shares being sold by a greater percentage than any other person exercising incidental registration rights. If the number of Shares of a Selling Shareholder is reduced, the Selling Shareholder may withdraw all Shares from registration, and shall retain incidental registration rights for all Shares so withdrawn or reduced. If the number of Shares of a Selling Shareholder is reduced, then the effective period of the incidental registration rights as set forth in
Section 2.3 of this Agreement for all Shares held by such Selling Shareholder shall be extended six (6) months.

3.3 Withdrawal by the Company. The Company shall retain the absolute right to withdraw any registration statement prior to the effective date thereof, even if the Company shall have given notice to the Selling Shareholders pursuant to Section 3.1 of this Agreement and the Selling Shareholders have requested inclusion of their Shares therein. In the event the Company withdraws a registration statement prior to its effective date, then the effective period of the incidental registration rights as set forth in Section
2.3 of this Agreement for all Shares held by Selling Shareholders in such registration statement shall be extended six (6) months.

4.   DEMAND REGISTRATION RIGHTS.

4.1 Notice of Demand. At any time during the effective period of the demand registration right as set forth in Section 2.3 of this Agreement, if the Company receives written notice from Shareholders holding a majority of the outstanding Shares, including the Preferred Stock on an "as converted" basis, demanding that the Company register such Shareholders' Shares, then the Company shall give written notice of such demand to all other Shareholders and will include in a registration statement all Shares requested to be so included by all Shareholders upon written notice to the Company within twenty
(20) days after the date of the notice by the Company to the Shareholders.

4.2 Registration. Promptly after receipt of a demand for registration as set forth in Section 4.1 of this Agreement, the Company shall use its best efforts to prepare and file with the SEC a registration statement, on the applicable form deemed most appropriate by the Company, for all Shares for which registration is demanded, and the Company shall use its best efforts to cause such registration statement to become effective as soon as practicable.

4.3 Deferral of Registration. If the Shareholders demand a registration hereunder, the Company may defer filing a registration statement with the SEC
(i) for up to six (6) months after the effective date of a registration

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statement by the Company that has been filed with the SEC or been declared effective prior to the demand by the Shareholders, (ii) for up to six (6) months if the Company is advised in writing by the lead underwriter in an underwritten offering for the issuance and sale of Common Stock by the Company that in the reasonable judgment of such underwriter the registration demanded hereunder will impair the ability to complete the underwritten offering (the grounds for which shall be confidentially disclosed to the Shareholders), or
(iii) for up to ninety (90) days if the Company reasonably determines that a registered offering would be detrimental to the Company (the grounds for which shall be confidentially disclosed to the Shareholders), provided that the Company may not file a registration statement with the SEC during such deferral periods. In the event of any such deferral, then the effective period of the demand registration right as set forth in Section 2.3 of this Agreement shall be extended for the period of the deferral plus six (6) months.

5.   REGISTRATION PROCEDURES.

5.1 Selling Shareholder Agreements and Information. In connection with any registration of the Shares, each Selling Shareholder participating in such registration shall (i) cooperate with the Company, the underwriters, if any, and their respective counsel in connection with the preparation of the registration statement, (ii) in an underwritten offering, enter into an underwriting agreement containing customary terms, conditions, and indemnifications, and (iii) complete, execute, and deliver all customary questionnaires, powers of attorney, certificates, and other documents required by the terms of the underwriting agreement. If a Selling Shareholder fails to comply with this requirement for more than ten (10) business days after the Company gives written notice of such failure to comply to such Selling Shareholder, then the Company shall have no further obligation to such Selling Shareholder to include such Selling Shareholder's Shares in the registration statement.

5.2 Consultation. The Company shall supply copies of any registration statement and any amendment thereto to the Selling Shareholders prior to filing the registration statement with the SEC, and shall reasonably consult with the Selling Shareholders and their legal counsel with respect to the form and content of such filing. The Company will promptly amend such registration statement to include such reasonable changes as the Selling Shareholders and their legal counsel agree should be included therein. A Selling Shareholder may withdraw the Selling Shareholder's Shares from the registration statement and retain all registration rights under this Agreement in the event a requested change is refused by the Company.

5.3 Provision for Prospectuses. The Company shall furnish the Selling Shareholders with the number of copies of a summary prospectus or other prospectus, including a preliminary prospectus in conformity with the requirements of the Securities Act, and such other documents as the Selling Shareholders may reasonably request in order to facilitate the public sale or other disposition of the Shares.

5.4 State Securities Laws Compliance. The Company shall use all reasonable efforts to register or qualify the Shares covered by the registration statement under the Securities Laws of such states as the Selling Shareholders may reasonably request in light of the costs of such registration or qualification for the Company, and shall perform all other acts that may be reasonably necessary or advisable to enable the Selling Shareholders to consummate the public sale or other disposition of the Shares in such states; provided, however, that the Company shall not be required to qualify generally

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to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process in any jurisdiction where it is not then so subject.

5.5 Amendments. The Company shall prepare and file promptly with the SEC such amendments and supplements to the registration statement filed with the SEC in connection with such registration and the prospectus used in connection therewith, as may be necessary to keep such registration statement continuously effective and in compliance with the Securities Act for up to six
(6) months, or until all Shares registered in such registration statement have been sold, whichever is earlier.

5.6 Prospectus Delivery. At any time when a sale or other public disposition of Common Stock pursuant to a registration statement is subject to a prospectus delivery requirement, the Company shall immediately notify the Selling Shareholders of the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. Upon receipt of such a notice, the Selling Shareholders shall immediately discontinue sales or other dispositions of Shares pursuant to such registration statement. The Selling Shareholders may resume sales only upon receipt of an amended prospectus or after the Selling Shareholders have been advised by the Company that use of the previous prospectus may be legally resumed.

5.7 Opinions. At the request of the Selling Shareholders, the Company shall furnish on the date that the Shares are delivered to the underwriter for sale in connection with an underwritten offering registration pursuant to this Agreement (i) a letter from the legal counsel representing the Company for the purposes of such registration giving the Selling Shareholders the right to rely upon the opinion of such legal counsel delivered to the underwriters acting on behalf of the Company in connection with such registration insofar as such opinion relates to the Selling Shareholders, and (ii) a letter from the independent certified public accountants of the Company giving the Selling Shareholders the right to rely on the letter of such accountants delivered to the underwriters acting on behalf of the Company in connection with such registration.

5.8 Stop Orders. The Company shall immediately notify the Selling Shareholders of the issuance by the SEC of any stop order or order suspending the effectiveness of any registration statement, the issuance by any state regulatory authority of any order suspending the registration or qualification of the Shares for sale in such jurisdiction, or the initiation of any proceeding for such purposes. The Company, with the reasonable cooperation of the Selling Shareholders, shall use its best efforts to contest any such proceeding or to obtain the withdrawal of any such order at the earliest possible date.

5.9 Review of Records. The Company shall supply, and shall cause its officers, directors, and employees to supply, all information reasonably requested by the Selling Shareholders and/or their legal counsel or accountants in connection with any registration statement filed or to be filed hereunder, so long as such person agrees to keep confidential all records, information, or documents designated by the Company in writing as confidential.

5.10 Compliance with Securities Laws. In all actions taken under this Agreement, the Company and the Selling Shareholders shall comply with all provisions of the Securities Laws.

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6.   REPORTS UNDER THE EXCHANGE ACT.  With the view to making the benefits of
Rule 144 under the Securities Act available to the Selling Shareholders, the Company shall use reasonable efforts to:

6.1 Public Information. Ensure that there is adequate current public information (as set forth in Rule 144(c)) available with respect to the Company;

6.2 Timely Filing. Timely file with the SEC all reports and other documents required to be filed by the Company under the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder; and

6.3 Deliveries Upon Request. Promptly furnish to a Selling Shareholder upon request (i) a written statement by the Company that it has complied with these covenants, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents filed by the Company as may be reasonably requested by a Selling Shareholder.

7.   INDEMNIFICATION.

7.1 The Company's Indemnification. The Company shall indemnify, defend, save, and hold the Selling Shareholders harmless from and against any and all liabilities, claims, damages, demands, expenses, and losses, including but not limited to interest, penalties, court costs, attorneys' fees, and settlements approved by the Company, which approval shall not be unreasonably withheld, conditioned, or delayed, resulting from any untrue statement of a material fact contained in any registration statement or in any other document filed with the SEC pursuant to this Agreement, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except as to each Selling Shareholder insofar as the same may have been based upon (i) information furnished in writing to the Company by such Selling Shareholder for inclusion in such registration statement or other document, or (ii) the circumstances set forth in Section 7.2(b) of this Agreement.

7.2 The Selling Shareholder's Indemnification. Each Selling Shareholder shall indemnify, defend, save, and hold the Company harmless from and against any and all liabilities, claims, damages, demands, expenses, and losses, including but not limited to interest, penalties, court costs, attorneys' fees, and settlements approved by such Selling Shareholder, which approval shall not be unreasonably withheld, conditioned, or delayed, resulting from
(a) any untrue statement of a material fact contained in any registration statement or in any other document filed with the SEC pursuant to this Agreement, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, based upon any information furnished in writing to the Company by such Selling Shareholder for inclusion in the registration statement or other document filed with the SEC, or (b) any untrue statement of a material fact contained in any prospectus, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if (i) a later prospectus shall correct the untrue statement or omission that is the basis of the liability, claim, damage, demand, expense, or loss for which indemnification is sought, (ii) a copy of the later prospectus had not been sent or given to the purchaser at or prior to confirmation of sale to such purchaser and the Selling Shareholder or the underwriter shall have been under an obligation to deliver such later prospectus, (iii) there would have been no liability but for such failure to deliver such later prospectus by the Selling Shareholder, and (iv) the Company had notified the Selling Shareholder prior to the confirmation of sale that the earlier prospectus had been or would be replaced by the later prospectus.



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7.3  Contribution.  If the indemnification provided for in this Section 7 from an indemnifying party is unavailable to an indemnified party hereunder in respect to any liability, claim, damage, demand, expense, or loss referred to herein, then the indemnifying party in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such liability, claim, damage, demand, expense, or loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions that resulted in such liability, claim, damage, demand, expense, or loss, as well as any other relevant equitable consideration. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by such indemnifying party or indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such untrue statement or omission. The amount paid or payable by a party as a result of the liabilities, claims, damages, demands, expenses, and losses referred to above shall be deemed to include any court costs, attor-

neys' fees, and other expenses reasonably incurred by such party in connection with investigating or defending any action, suit, or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.3 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in this Section 7.3. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not also guilty of such fraudulent misrepresentation.

8.   GENERAL PROVISIONS.

8.1 Amendment. All amendments or modifications of this Agreement shall be in writing and shall be signed by each of the parties hereto.

8.2 Waiver. Any waiver of any right, power, or privilege hereunder must be in writing and signed by the party being charged with the waiver. No delay on the part of any party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver of any other right, power, or privilege hereunder, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

8.3 Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered personally or sent by overnight courier or by certified mail, return receipt requested. Notices delivered personally or sent by overnight courier shall be effective on the date received, while notices sent by certified mail, return receipt requested, shall be deemed to have been received and to be effective four (4) business days after deposit into the mails. Notices shall be given to the parties at the following respective addresses, or to such other addresses as any party shall designate in writing:

If to the Company:  EZConnect, Inc.
Attn: President
c/o Taylor & Associates, Inc.
2681 Parleys Way
Suite 203
Salt Lake City, Utah  84109

If to the Selling Shareholders:
at the addresses set forth in the books and records of the Company


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8.4  Successors and Assigns.  This Agreement and each of its provisions shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

8.5 Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, without regard for its conflict of laws rules.

8.6 Attorneys' Fees. In any suit to interpret or enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover court costs and attorneys' fees, in addition to any other remedy or recovery to which such party may be entitled.

8.7 Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile transmission, all of which together shall constitute a single instrument.

8.8 Severability of Provisions. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

8.9 Construction. The headings in the sections and paragraphs of this Agreement are for convenience only and shall not constitute a part hereof. Whenever the context so requires, the masculine shall include the feminine and the neuter, the singular shall include the plural, and conversely. The terms and all parts of this Agreement shall in all cases be interpreted simply and according to their plain meaning and neither for nor against any party hereto.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

EZ Connect, Inc.
/S/

The Hamilton Family 1998 Trust dated July 10, 1998
/S/ Kevin S. Hamilton
/S/ Claudia K. Hamilton

SSMB Holdings, LLC
/S/                                Tod M. Turley, Manager

/S/ Michael R. Lewellen

/S/ Norman R. Hamilton

/S/                                Kay G. Hamilton

/S/ Kelly D. Johnson

/S/ Gay Lynn K. Johnson

/S/ M.G. Meador, Jr

/S/ Mark E. Olsen

/S/ Lyle M. Schoenborn

/S/Robert S. Turley, Jr.